UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report: September 29, 2006
(Date of earliest event reported)
Paragon Real Estate Equity and Investment Trust
(Exact name of registrant as specified in its charter)

Maryland	0-25074	39-6594066
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1240 Huron Road, Cleveland, Ohio 44115
(Address of principal executive offices including zip code)
(216) 430-2700
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Three independent trustees of Paragon Real Estate Equity and Investment Trust (“Paragon”) signed a Preferred Stock Subscription Agreement (the “Trustee Subscription Agreement”) whereby each will contribute cash and will receive Class C Convertible Preferred Shares (“Class C Preferred Shares”). Daniel D. DeVos and Paul T. Lambert each will contribute $200,000 for 50,000 Class C Preferred Shares, and Daryl J. Carter will contribute $100,000 for 25,000 Class C Preferred Shares. The Class C Preferred Shares were issued effective September 29, 2006.
In addition, on September 29, 2006, James C. Mastandrea, Chairman of the Board, Chief Executive Officer and President of Paragon, signed a Subscription Agreement (the “Mastandrea Subscription Agreement”) whereby he will purchase 44,444 restricted shares of Class C Preferred Shares. The consideration for the purchase will be Mr. Mastandrea’s services as an officer of Paragon for the period beginning September 29, 2006 and ending September 29, 2008. The Class C Preferred Shares are subject to forfeiture and restricted from being sold by Mr. Mastandrea until the later to occur of a public offering by Paragon sufficient to liquidate the Class C Preferred Shares, an exchange of Paragon’s existing shares for new shares, or September 29, 2008.
Each of the trustees of Paragon, namely Daryl J. Carter, John J. Dee, Daniel G. DeVos, Paul T. Lambert, James C. Mastandrea and Michael T. Oliver, signed a Restricted Share Agreement with Paragon, dated September 29, 2006, to receive a total of 12,500 restricted Class C Preferred Shares as of the date of the Restricted Share Agreement in lieu of receiving fees in cash for service as a trustee for the two years ending September 29, 2008. The restrictions on the Class C Preferred Shares will be removed upon the latest to occur of a public offering by Paragon sufficient to liquidate the Class C Preferred Shares, an exchange of Paragon’s existing shares for new shares, or September 29, 2008.
On September 29, 2006, Paragon amended the Additional Contribution Agreement for James C. Mastandrea and John J. Dee, approved by the shareholders of Paragon in June 2003. The parties to the Amendment are Paragon, the members of the Board of Trustees and each of the individual trustees, presently Daryl J. Carter, John J. Dee, Daniel G. DeVos, Paul T. Lambert, James C. Mastandrea and Michel T. Oliver, and Paragon Real Estate Development, LLC. The Amendment adds each of the trustees to the Additional Contribution Agreement so that if a trustee brings a new deal to Paragon, he would receive additional common shares of Paragon in accordance with formula in the Additional Contribution Agreement.
The foregoing descriptions of the form of the Trustee Subscription Agreement, the Mastandrea Subscription Agreement, the form of Restricted Share Agreement and the Amendment to the Additional Contribution Agreement are not complete and are qualified in their entirety by reference to the full and complete terms of such agreements, which are attached to this current report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 2.1, respectively.

Item 3.02 Unregistered Sales of Equity Securities.
The Class C Preferred Shares issued to Mr. DeVos, Mr. Lambert and Mr. Carter pursuant to the Trustee Subscription Agreements, to Mr. Mastandrea pursuant to the Mastandrea Subscription Agreement, and to all trustees pursuant to the Restricted Share Agreements, each as disclosed in Item 1.01 of this report, which Item 1.01 is incorporated herein by reference, were not registered under the Securities Act of 1933, as amended (the “Act”), in reliance on the exemption from registration provided by Section 4(2) of the Act.
Item 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Effective September 29, 2006, Paragon Real Estate Equity and Investment Trust (“Paragon”) filed Articles Supplementary to its Declaration of Trust, as amended, restated and supplemented (the “Supplement”), with the State Department of Assessment and Taxation of Maryland designating 300,000 Class C Preferred Shares. Dividends for the holders of the Class C Preferred Shares are at the discretion of the trustees. The Class C Preferred Shares have voting rights equal to the number of common shares into which they are convertible. The Class C Preferred Shares are convertible into common shares by dividing the sum of $10.00 and any accrued but unpaid dividends on the Class C Preferred Shares by the conversion price of $1.00. The Class C Preferred Shares have a liquidation preference of $10.00 per share, plus any accrued but unpaid dividends, and can be redeemed by the Board of Trustees at any time, with notice, at the same price per share.
The foregoing description of the Supplement is not complete and is qualified in its entirety by reference to the full and complete terms of the Supplement, which is attached to this report as Exhibit 3.1.
Item 9.01. Financial Statements and Exhibits.
     (d)   Exhibits
2.1	Amendment to Additional Contribution Agreement

3.1	Articles Supplementary to Paragon’s Declaration of Trust, as amended, restated and supplemented

10.1	Form of Trustee Subscription Agreement

10.2	Mastandrea Subscription Agreement

10.3	Form of Trustee Restricted Share Agreement

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2006	Paragon Real Estate Equity and Investment Trust

	By:	/s/ John J. Dee

John J. Dee Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amendment to Additional Contribution Agreement

3.1	Articles Supplementary to Paragon’s Declaration of Trust, as amended, restated and supplemented

10.1	Form of Trustee Subscription Agreement

10.2	Mastandrea Subscription Agreement

10.3	Form of Trustee Restricted Share Agreement

5